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                                                                    Exhibit 99.1
[Logo]
Allegheny Technologies
Specialty Materials That Make Our World



                                                                News Release....

1000 Six PPG Place, Pittsburgh, PA 15222-5479


                                                      Contact: Dan L. Greenfield
                                                                    412-394-3004



                         ALLEGHENY TECHNOLOGIES UPDATES
                    J&L SPECIALTY STEEL ASSET PURCHASE STATUS

Pittsburgh, PA, May 2, 2004 -Allegheny Technologies Incorporated (NYSE: ATI) announced today that it expects that the closing of the previously announced acquisition of certain assets of J&L Specialty Steel, LLC (J&L) by a wholly owned subsidiary of ATI Allegheny Ludlum, which had an original target closing date of May 3, 2004, will be rescheduled to permit ratification of a new collective bargaining agreement covering United Steelworkers of America (USWA) represented employees at both Allegheny Ludlum and J&L. ATI believes that a tentative agreement with the USWA can be reached by May 5, 2004, and that full ratification should occur on or before May 28, 2004. Accordingly, ATI anticipates being able to close the transaction on or before June 1, 2004.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

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